UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 31, 2020

MACKENZIE REALTY CAPITAL INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

89 Davis Road, Suite 100 Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

(925) 631-9100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 31, 2020, the Company’s board of directors (the “Board”) unanimously approved the suspension of regular quarterly dividends to the Company’s stockholders, effective immediately. The dividends previously declared for January and February 2020 will be paid on or around April 30, 2020.  The Board has revoked any dividend declaration for the month of March 2020.

In determining to suspend regular dividends, the Board considered various factors, including the global pandemic of the novel coronavirus (“COVID-19”) and measures taken by government agencies and issuers in response to COVID-19. The virus and countermeasures have disrupted markets for assets owned and sought by the Company, prompting a decline in the value of such assets. Under these circumstances, the Board determined that the Company and its stockholders are best served by retention of cash, thereby allowing the Company to capitalize on opportunities to acquire assets at attractive prices.  The Company intends to continue to qualify as a real estate investment trust, and thus intends to meet the related requirement that it distribute at least 90% of its taxable income, once such amounts are reasonable determinable.

In assessing the Company’s cash position, the Board also assessed the Company’s share repurchase program and dividend reinvestment program. The Board made no charges to the dividend reinvestment program. The Board will re-assess the share repurchase program prior to its scheduled reopening in May 2020.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, as amended, and its other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: April 2, 2020	By:	/s/ Robert Dixon
Robert Dixon
President